Exhibit 99.2 INFORMATION IN THE COMPANY'S PRESENTATION
Below is the Company's estimate of the size of the markets in which it participates and its estimated share of such markets, for calendar year 2015 ($ in billions).

	Reserve Power Product Line	Motive Power Product Line	Total

Total Market	$5.8	$3.5	$9.3
EnerSys Share of Relevant Market	15%	33%	21%

Geographic Split of Relevant Market
Americas	26%	39%	31%
EMEA (includes Europe, Middle East & Africa)	21%	41%	28%
Asia	53%	20%	41%

Split of Relevant Market by End-markets
Telecom	47%	—	29%
Uninterruptible Power Systems (UPS)	29%	—	18%
Reserve Other	24%	—	15%
Forklift Trucks	—	89%	34%
Motive Other	—	11%	4%

Regional Markets and Shares
Americas			$2.8
EnerSys share of relevant market			38%

EMEA (includes Europe, Middle East & Africa)			$2.7
EnerSys share of relevant market			28%

Asia			$3.8
EnerSys share of relevant market			5%

Note - Market size includes only the markets where EnerSys participates. Market size includes only batteries and chargers. It excludes the aerospace & defense and cabinet enclosures markets, (each estimated at $1 to $2 billion), and service revenue.

Below is the Company's fiscal year 2016 sales and the percent of sales split by product line, geographic region and end market ($ in billions):

	Reserve Power Product Line	Motive Power Product Line	Total

Net Sales	$1.1	$1.2	$2.3
Geographic split:
Americas			55%
EMEA (includes Europe, Middle East & Africa)			34%
Asia			11%

Split by End-markets:

Telecom	36%	—	17%
Uninterruptible Power Systems (UPS)	23%	—	11%
Reserve Other	41%	—	20%

Total Reserve Power	100%		48%

Forklift Trucks	—	88%	46%
Motive Other	—	12%	6%

Total Motive Power		100%	52%